April 25, 2023
First Busey Announces 2023 First Quarter Earnings
CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)
First Busey Reports First Quarter Net Income of $36.8 million and diluted EPS of $0.65
Message from our Chairman & CEO
First Quarter 2023 Highlights:
•Diluted earnings per share of $0.65, a 27.5% increase compared with the first quarter of 2022
•Core loan1 growth of $58.2 million, representing a 3.10% annualized growth rate
•Non-performing assets of 0.13% of total assets and allowance for credit losses of 602.91% of nonperforming loans
•Adjusted core efficiency ratio1 of 55.6%, improved from 59.9% in the first quarter of 2022
•Tangible common equity ratio1 of 7.05%, a 45 basis point increase from the fourth quarter of 2022
•Core deposits1 represent 97.9% of total deposits, while estimated uninsured deposits2 represent only 27% of total deposits
•For additional information, please refer to the 1Q23 Quarterly Earnings Supplement
First Quarter Financial Results
Net income for First Busey Corporation (“First Busey” or the “Company”) was $36.8 million for the first quarter of 2023, or $0.65 per diluted common share, compared to $34.4 million, or $0.61 per diluted common share, for the fourth quarter of 2022, and $28.4 million, or $0.51 per diluted common share, for the first quarter of 2022. There were no adjustments to net income for the first quarter of 2023. Adjusted net income1 was $36.3 million, or $0.65 per diluted common share, for the fourth quarter of 2022, and $29.1 million, or $0.52 per diluted common share, for the first quarter of 2022. Annualized return on average assets and annualized return on average tangible common equity1 were 1.22% and 18.48%, respectively, for the first quarter of 2023. Net income includes a net loss on securities of $0.6 million for both the first quarter of 2023 and 2022.
Pre-provision net revenue1 was $47.9 million for the first quarter of 2023, compared to $46.4 million for the fourth quarter of 2022 and $36.1 million for the first quarter of 2022. Adjusted pre-provision net revenue1 was $49.5 million for the first quarter of 2023, compared to $50.0 million for the fourth quarter of 2022 and $39.4 million for the first quarter of 2022. Pre-provision net revenue to average assets1 was 1.58% for the first quarter of 2023, compared to 1.49% for the fourth quarter of 2022, and 1.16% for the first quarter of 2022. Adjusted pre-provision net revenue to average assets1 was 1.64% for the first quarter of 2023, compared to 1.61% for the fourth quarter of 2022 and 1.26% for the first quarter of 2022.
The Company experienced its eighth consecutive quarter of core loan1 growth. Loans are being originated at attractive spreads while not sacrificing our prudent underwriting standards and, like prior periods, most of the loan growth occurred within our existing client base. Core loan growth was $58.2 million in the first quarter of 2023, compared to growth of $56.2 million in the fourth quarter of 2022 and $127.1 million in the first quarter of 2022. Over the last four quarters, the Company has generated $542.0 million in core loan growth, equating to a year-over-year growth rate of 7.5%. Our loan to deposit ratio ended the quarter at 79.4%. It is our view that the economic outlook has deteriorated since year end. As such, we intend to remain conservative in our underwriting and granting of credit. Given this outlook, loan growth is likely to slow compared to our results of the last twelve months and our previous expectations.
1 See “Non-GAAP Financial Information” for a reconciliation.
2 Estimated uninsured deposits consist of account balances in excess of the $250 thousand FDIC insurance limit, less intercompany accounts and collateralized accounts (including preferred deposits).

Our fee-based businesses continue to add revenue diversification. Non-interest income, excluding net securities gains and losses3, of $32.5 million accounted for 27.4% of total operating revenue during the first quarter of 2023, compared to $28.9 million which accounted for 24.1% of total operating revenue for the fourth quarter of 2022 and $36.4 million which accounted for 34.2% of total operating revenue for the first quarter of 2022. Beginning on July 1, 2022, we became subject to the Durbin Amendment of the Dodd-Frank Act. The Durbin Amendment requires the Federal Reserve to establish a maximum permissible interchange fee for many types of debit transactions. The impact of these rules in the first quarter of 2023 was a $2.3 million reduction in fee income. Excluding the impact from the Durbin Amendment, fees for customer services were up 2.0% year-over-year.
Over the last several years we have been purposeful in our efforts to rationalize our expense base given our economic outlook and our view on the future of banking. Over this period, we have reduced the number of service centers from 87 to 58, representing a one-third reduction in the number of service centers we operate, and increased our average deposits per service center from $113.1 million at September 30, 20204, to $169.0 million at March 31, 2023. Late last year we implemented a targeted restructuring and efficiency optimization plan that is projected to generate approximately $4.0 million of annual savings. These initiatives will help to offset some of the inflationary pressures that exist today while allowing us to invest back into other parts of our company.
First Busey’s Conservative Banking Strategy
The quality of our core deposit franchise is a critical value driver of our institution. Despite recent turmoil experienced in certain sectors of the banking industry, we have seen relative stability in our deposit franchise. During the period between March 8, 2023, and March 31, 2023, our deposit base declined by 0.2% with that fluctuation largely attributable to the normal course of operations. Our granular deposit base continues to position us well, as our estimated uninsured deposits5 percentage is 27%, and 97.9% of our deposits are core deposits3. Our retail deposit base is comprised of more than 224,000 accounts with an average balance of $24 thousand and an average tenure of 16.1 years. Our commercial deposit base is comprised of more than 33,000 accounts with an average balance of $104 thousand and an average tenure of 12.1 years. Furthermore, we have sufficient on- and off-balance sheet liquidity to manage deposit fluctuations and the liquidity needs of our customers. At March 31, 2023, our available sources of on- and off-balance sheet liquidity6 totaled $6.3 billion.
Asset quality remains pristine by both historical as well as present-day industry standards. Non-performing assets were 0.13% of total assets for the first quarter of 2023, as well as for both the fourth quarter of 2022 and the first quarter of 2022. The Company’s results for the first quarter of 2023 include a provision expense of $1.0 million for credit losses and a provision release of $0.6 million for unfunded commitments. The total allowance for credit losses was $91.7 million at March 31, 2023, representing 1.18% of total portfolio loans outstanding. The Company recorded net charge offs of $0.8 million in the first quarter of 2023, which equates to 0.04% of average loans on an annualized basis. Our credit performance continues to reflect our highly diversified, conservatively underwritten loan portfolio, which has been originated predominantly to established customers with tenured relationships with our company.
The strength of our balance sheet is also reflected in our capital foundation. In the first quarter, our tangible common equity ratio3 increased to 7.05% while our Common Equity Tier 1 and Total Capital to Risk Weighted Assets ratios increased to 12.18% and 16.40%, respectively7. In fact, our regulatory capital ratios continue to provide a buffer of more than $450 million above levels required to be designated well-capitalized. Reflecting the strength of our balance sheet and our profitability, early in the first quarter we increased our quarterly dividend payable to common shareholders to $0.24.
Our operating mandate and focus have been on offering convenient products and services to customers while emphasizing credit quality over asset growth. In essence, First Busey’s financial strength is built on a sound business strategy of conservative banking. That focus will not change now or in the future.
3 See “Non-GAAP Financial Information” for a reconciliation.
4 The number of service centers and average deposits per service center for September 30, 2020, includes proforma adjustments for Glenview State Bank service centers acquired May 31, 2021.
5 Estimated uninsured deposits consist of account balances in excess of the $250 thousand FDIC insurance limit, less intercompany accounts and collateralized accounts (including preferred deposits).
6 On- and off-balance sheet liquidity is comprised of cash and cash equivalents, debt securities excluding those pledged as collateral, brokered deposits, and First Busey’s borrowing capacity with its revolving credit facility, the FHLB, Federal Reserve Bank, federal funds purchased lines.
7 Capital ratios for the first quarter of 2023 are not yet finalized, and are subject to change.

Community Banking
First Busey’s goal of being a strong community bank begins with outstanding associates. The Company is humbled to be named among the 2022 Best Banks to Work For by American Banker, the 2022 Best Places to Work in Money Management by Pensions and Investments, the 2023 Best Places to Work in Illinois by Daily Herald Business Ledger, and the 2022 Best Companies to Work For in Florida by Florida Trend magazine.
For more than 155 years First Busey has delivered on a promise of trusted customer relationships and community support. Our priorities continue to focus around balance sheet strength, profitability, and growth, in that order. With our strong capital position, an attractive core funding base, and a sound credit foundation, we remain confident that we are well positioned for the remainder of 2023.
/s/ Van A. Dukeman
Chairman, President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
EARNINGS & PER SHARE AMOUNTS
Net income	$36,786	$34,387	$28,439
Diluted earnings per common share	0.65	0.61	0.51
Cash dividends paid per share	0.24	0.23	0.23
Pre-provision net revenue[1,2]	47,918	46,360	36,066
Revenue[3]	118,321	120,037	106,442

Net income by operating segments:
Banking	36,835	37,564	26,451
FirsTech	(38)	(453)	550
Wealth Management	4,858	3,855	5,840

AVERAGE BALANCES
Cash and cash equivalents	$223,196	$281,926	$687,455
Investment securities	3,359,985	3,451,471	3,970,356
Loans held for sale	1,650	1,623	11,930
Portfolio loans	7,710,876	7,619,199	7,160,837
Interest-earning assets	11,180,562	11,242,126	11,703,947
Total assets	12,263,718	12,330,132	12,660,939

Noninterest bearing deposits	3,272,745	3,494,001	3,589,952
Interest-bearing deposits	6,637,405	6,843,688	7,027,486
Total deposits	9,910,150	10,337,689	10,617,438

Securities sold under agreements to repurchase and federal funds purchased	230,351	236,656	271,095
Interest-bearing liabilities	7,614,930	7,500,294	7,654,661
Total liabilities	11,092,899	11,207,585	11,379,404
Stockholders' equity - common	1,170,819	1,122,547	1,281,535
Tangible common equity[2]	807,465	756,420	906,724

PERFORMANCE RATIOS
Pre-provision net revenue to average assets[1,2]	1.58%	1.49%	1.16%
Return on average assets	1.22%	1.11%	0.91%
Return on average common equity	12.74%	12.15%	9.00%
Return on average tangible common equity[2]	18.48%	18.04%	12.72%
Net interest margin2, [4]	3.13%	3.24%	2.45%
Efficiency ratio[2]	56.93%	58.77%	62.97%
Noninterest revenue as a % of total revenues[3]	27.44%	24.07%	34.18%

NON-GAAP FINANCIAL INFORMATION
Adjusted pre-provision net revenue[1,2]	$49,504	$50,003	$39,354
Adjusted net income[2]	36,786	36,290	29,104
Adjusted diluted earnings per share[2]	0.65	0.65	0.52
Adjusted pre-provision net revenue to average assets[2]	1.64%	1.61%	1.26%
Adjusted return on average assets[2]	1.22%	1.17%	0.93%
Adjusted return on average tangible common equity[2]	18.48%	19.03%	13.02%
Adjusted net interest margin[2,4]	3.12%	3.22%	2.41%
Adjusted efficiency ratio[2]	56.93%	56.75%	62.18%
___________________________________________
1.Net interest income plus noninterest income, excluding securities gains and losses, less noninterest expense.
2.See “Non-GAAP Financial Information” for reconciliation.
3.Revenue consists of net interest income plus noninterest income, excluding securities gains and losses.
4.On a tax-equivalent basis, assuming a federal income tax rate of 21%.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(dollars in thousands, except per share amounts)

	As of
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
ASSETS
Cash and cash equivalents	$275,569	$227,164	$347,149	$230,852	$479,228
Investment securities	3,302,024	3,391,240	3,494,710	3,708,922	3,941,656
Loans held for sale	2,714	1,253	4,546	4,813	6,765

Commercial loans	5,815,703	5,766,496	5,724,137	5,613,955	5,486,817
Retail real estate and retail other loans	1,968,105	1,959,206	1,945,977	1,883,823	1,786,056
Portfolio loans	7,783,808	7,725,702	7,670,114	7,497,778	7,272,873

Allowance for credit losses	(91,727)	(91,608)	(90,722)	(88,757)	(88,213)
Premises and equipment	126,515	126,524	128,175	130,892	133,658
Goodwill and other intangible assets, net	361,567	364,296	367,091	369,962	372,913
Right of use asset	12,291	12,829	10,202	8,615	9,014
Other assets	571,794	579,277	566,123	493,356	439,615
Total assets	$12,344,555	$12,336,677	$12,497,388	$12,356,433	$12,567,509

LIABILITIES & STOCKHOLDERS' EQUITY
Noninterest bearing deposits	$3,173,783	$3,393,666	$3,628,169	$3,505,299	$3,568,651
Interest checking, savings, and money market deposits	5,478,715	5,822,239	6,173,041	6,074,108	6,132,355
Time deposits	1,148,671	855,375	800,187	817,821	890,830
Total deposits	$9,801,169	$10,071,280	$10,601,397	$10,397,228	$10,591,836

Securities sold under agreements to repurchase	$210,977	$229,806	$234,597	$228,383	$255,668
Short-term borrowings	615,881	351,054	16,225	16,396	17,683
Long-term debt	249,245	252,038	254,835	317,304	265,769
Junior subordinated debt owed to unconsolidated trusts	71,855	71,810	71,765	71,721	71,678
Lease liability	12,515	12,995	10,311	8,655	9,067
Other liabilities	184,355	201,717	201,670	154,789	137,783
Total liabilities	11,145,997	11,190,700	11,390,800	11,194,476	11,349,484
Total stockholders' equity	1,198,558	1,145,977	1,106,588	1,161,957	1,218,025
Total liabilities & stockholders' equity	$12,344,555	$12,336,677	$12,497,388	$12,356,433	$12,567,509

SHARE AND PER SHARE AMOUNTS
Book value per common share	$21.68	$20.73	$20.04	$21.00	$22.03
Tangible book value per common share[1]	$15.14	$14.14	$13.39	$14.31	$15.29
Ending number of common shares outstanding	55,294,455	55,279,124	55,232,434	55,335,703	55,278,785
___________________________________________
1.See “Non-GAAP Financial Information” for reconciliation.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
INTEREST INCOME
Interest and fees on loans held for sale and portfolio	$89,775	$84,947	$60,882
Interest on investment securities	20,342	19,560	14,932
Other interest income	988	1,377	277
Total interest income	$111,105	$105,884	$76,091

INTEREST EXPENSE
Interest on deposits	$14,740	$8,277	$2,124
Interest on securities sold under agreements to repurchase and federal funds purchased	1,222	810	59
Interest on short-term borrowings	4,822	1,221	89
Interest on long-term debt	3,551	3,546	3,109
Junior subordinated debt owed to unconsolidated trusts	913	881	654
Total interest expense	$25,248	$14,735	$6,035

Net interest income	$85,857	$91,149	$70,056
Provision for credit losses	953	859	(253)
Net interest income after provision for credit losses	$84,904	$90,290	$70,309

NONINTEREST INCOME
Wealth management fees	$14,797	$12,956	$15,779
Fees for customer services	6,819	6,989	8,907
Payment technology solutions	5,315	5,022	5,077
Mortgage revenue	288	198	975
Income on bank owned life insurance	1,652	947	884
Net securities gains (losses)	(616)	191	(614)
Other noninterest income	3,593	2,776	4,764
Total noninterest income	$31,848	$29,079	$35,772

NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$40,331	$41,790	$39,354
Data processing expense	5,640	5,848	4,978
Net occupancy expense	4,762	4,638	5,067
Furniture and equipment expense	1,746	1,771	2,030
Professional fees	2,058	1,432	1,507
Amortization of intangible assets	2,729	2,795	3,011
Interchange expense	1,853	1,692	1,545
Other operating expenses	11,284	13,711	12,884
Total noninterest expense	$70,403	$73,677	$70,376

Income before income taxes	$46,349	$45,692	$35,705
Income taxes	9,563	11,305	7,266
Net income	$36,786	$34,387	$28,439

SHARE AND PER SHARE AMOUNTS
Basic earnings per common share	$0.66	$0.62	$0.51
Diluted earnings per common share	$0.65	$0.61	$0.51
Average common shares outstanding	55,397,989	55,350,423	55,427,696
Diluted average common shares outstanding	56,179,606	56,177,790	56,194,946

Balance Sheet Growth
Our balance sheet remains a source of strength. Total assets were $12.34 billion as of both March 31, 2023 and December 31, 2022, compared to $12.57 billion as of March 31, 2022. Portfolio loans were $7.78 billion at March 31, 2023, compared to $7.73 billion at December 31, 2022, and $7.27 billion at March 31, 2022. During the first quarter of 2023, Busey Bank experienced another quarter of core loan8 growth of $58.2 million, consisting of growth in commercial balances9 of $49.3 million and growth in retail real estate and retail other balances of $8.9 million. Growth was principally driven by our Northern Illinois, Indianapolis, and Florida markets. As has been our practice, we remain steadfast in our conservative approach to underwriting and disciplined approach to pricing, particularly given our outlook for the economy in the coming quarters.
Average portfolio loans were $7.71 billion for the first quarter of 2023, compared to $7.62 billion for the fourth quarter of 2022 and $7.16 billion for the first quarter of 2022. Average interest-earning assets were $11.18 billion for the first quarter of 2023, compared to $11.24 billion for the fourth quarter of 2022, and $11.70 billion for the first quarter of 2022.
Total deposits were $9.80 billion at March 31, 2023, compared to $10.07 billion at December 31, 2022, and $10.59 billion at March 31, 2022. Average deposits were $9.91 billion for the first quarter of 2023, compared to $10.34 billion for the fourth quarter of 2022 and $10.62 billion for the first quarter of 2022. Deposit trends in the quarter were driven by a number of elements, including (1) anticipated seasonal factors, including ordinary course public fund outflows and fluctuations in the normal course of business operations of certain core commercial customers, (2) the macroeconomic environment, including prevailing interest rates and anticipated future Federal Reserve Open Market Committee ("FOMC") rate moves, as well as inflationary pressures, (3) depositors moving some funds to accounts at competitors offering above-market rates, including state-sponsored investment programs that provide rates in excess of where we can borrow in the wholesale marketplace, and (4) deposits moving within the Busey ecosystem from the bank to our wealth management group in the first quarter of 2023. Following the recent industry turmoil, we observed positive inflows into retail deposit accounts along with net outflows in commercial deposit accounts, principally to meet working capital needs in the ordinary course of business. From March 8, 2023, to March 31, 2023, we experienced immaterial net outflows of $22.3 million. The Company remains funded substantially through core deposits8 with significant market share in its primary markets. Core deposits accounted for 97.9% of total deposits as of March 31, 2023. Cost of deposits was 0.60% in the first quarter of 2023, which represents a 28 basis point increase from the fourth quarter of 2022. Excluding time deposits, the Company’s cost of deposits was 0.49% in the first quarter of 2023, a 21 basis point increase from December 31, 2022.
Short term borrowings increased to $615.9 million as of March 31, 2023, compared to $351.1 million as of December 31, 2022, and $17.7 million as of March 31, 2022. We have sufficient on- and off-balance sheet liquidity10 to manage deposit fluctuations and the liquidity needs of our customers. As of March 31, 2023, our available sources of on- and off-balance sheet liquidity totaled $6.3 billion. To help offset some of the impact of rising costs associated with increased borrowings, we increased deposit campaigns during the first quarter of 2023 to attract term funding at a lower rate than our marginal cost of funds. These time deposit campaigns generated increased traction and production in the back half of the quarter. Additional deposit campaigns are planned for the second quarter and beyond. Furthermore, our balance sheet liquidity profile continues to be aided by the cash flows we expect from our relatively short-duration securities portfolio. Those cash flows were approximately $117.0 million in the first quarter and are expected to be $311.0 million over the balance of 2023.
Asset Quality
Credit quality continues to be exceptionally strong. Loans 30-89 days past due totaled $5.5 million as of March 31, 2023, compared to $6.5 million as of December 31, 2022, and $3.9 million as of March 31, 2022. Non-performing loans were $15.2 million as of March 31, 2023, compared to $15.7 million as of December 31, 2022, and $12.7 million as of March 31, 2022. Continued disciplined credit management resulted in non-performing loans as a percentage of portfolio loans of 0.20% as of both March 31, 2023, and December 31, 2022, and 0.17% as of March 31, 2022. Non-performing assets were 0.13% of total assets for the first quarter of 2023, as well as for both the fourth quarter of 2022 and the first quarter of 2022. Our total classified assets declined from $107.1 million at December 31, 2022, to $103.9 million at March 31, 2023.
8 See “Non-GAAP Financial Information” for a reconciliation.
9 Commercial balances include commercial, commercial real estate, and real estate construction loans.
10 On- and off-balance sheet liquidity is comprised of cash and cash equivalents, debt securities excluding those pledged as collateral, brokered deposits, and First Busey’s borrowing capacity with its revolving credit facility, the FHLB, Federal Reserve Bank, federal funds purchased lines.

Net charge-offs of $0.8 million were recorded for the first quarter of 2023, compared to net recoveries of an insignificant amount for the fourth quarter of 2022 and net recoveries of $0.6 million for the first quarter of 2022. Our ratio of net charge-offs to average loans was 0.04% during the first quarter and 0.03% over the last twelve months11. The allowance as a percentage of portfolio loans was 1.18% as of March 31, 2023, compared to 1.19% as of December 31, 2022, and 1.21% at March 31, 2022. The allowance as a percentage of non-performing loans was 602.91% as of March 31, 2023, compared to 582.01% as of December 31, 2022, and 695.41% as of March 31, 2022.
The Company maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment.
ASSET QUALITY (unaudited)
(dollars in thousands)

	As of
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total assets	$12,344,555	$12,336,677	$12,497,388	$12,356,433	$12,567,509
Portfolio loans	7,783,808	7,725,702	7,670,114	7,497,778	7,272,873
Portfolio loans excluding amortized cost of PPP loans	7,783,058	7,724,857	7,668,688	7,490,162	7,241,104
Loans 30 – 89 days past due	5,472	6,548	6,307	5,157	3,916
Non-performing loans:
Non-accrual loans	14,714	15,067	15,425	15,840	12,488
Loans 90+ days past due and still accruing	500	673	1,229	1,654	197
Non-performing loans	$15,214	$15,740	$16,654	$17,494	$12,685
Non-performing loans, segregated by geography:
Illinois / Indiana	$10,416	$10,347	$10,531	$11,261	$6,467
Missouri	4,103	4,676	5,008	5,259	5,263
Florida	695	717	1,115	974	955
Other non-performing assets	759	850	1,219	1,429	3,606
Non-performing assets	$15,973	$16,590	$17,873	$18,923	$16,291

Allowance for credit losses	$91,727	$91,608	$90,722	$88,757	$88,213

RATIOS
Non-performing loans to portfolio loans	0.20%	0.20%	0.22%	0.23%	0.17%
Non-performing loans to portfolio loans, excluding PPP loans	0.20%	0.20%	0.22%	0.23%	0.18%
Non-performing assets to total assets	0.13%	0.13%	0.14%	0.15%	0.13%
Non-performing assets to portfolio loans and other non-performing assets	0.21%	0.21%	0.23%	0.25%	0.22%
Allowance for credit losses to portfolio loans	1.18%	1.19%	1.18%	1.18%	1.21%
Allowance for credit losses to portfolio loans, excluding PPP	1.18%	1.19%	1.18%	1.18%	1.22%
Allowance for credit losses as a percentage of non-performing loans	602.91%	582.01%	544.75%	507.36%	695.41%

11 For the quarterly period, average portfolio loans, the denominator in the net charge off ratio, is calculated on a daily average basis. For the last twelve month period, average portfolio loans is calculated as the average of average portfolio loans over the most recent four quarters.

NET CHARGE-OFFS (RECOVERIES) AND PROVISION EXPENSE (RELEASE) (unaudited)
(dollars in thousands)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Net charge-offs (recoveries)	$834	$(27)	$(579)
Provision expense (release)	953	859	(253)

Net charge-offs, annualized	3,382	NM	NM
Average portfolio loans	7,710,876	7,619,199	7,160,837
Net charge-off ratio	0.04%	NM	NM
Net Interest Margin12 and Net Interest Income
Net interest margin was 3.13% for the first quarter of 2023, compared to 3.24% for the fourth quarter of 2022 and 2.45% for the first quarter of 2022. Excluding purchase accounting accretion, adjusted net interest margin12 was 3.12% for the first quarter of 2023, compared to 3.22% in the fourth quarter of 2022 and 2.41% in the first quarter of 2022. Net interest income was $85.9 million in the first quarter of 2023, compared to $91.1 million in the fourth quarter of 2022 and $70.1 million in the first quarter of 2022.
The FOMC raised rates by 50 basis points during the first quarter of 2023, and by a total of 475 basis points since the onset of the current FOMC tightening cycle that began in the first quarter of 2022. Rising rates initially have a positive impact on net interest margin, as assets, in particular commercial loans, reprice more quickly and to a greater extent than liabilities. As deposit and funding costs catch up, some of the net interest margin expansion is reversed, which we experienced during the first quarter of 2023. Components of the 11 basis point decrease in net interest margin during the first quarter of 2023 include:
•Increased loan portfolio income contributed +28 basis points
•Increases in the cash and securities portfolio yield contributed +4 basis points
•Increased deposit funding costs contributed -24 basis points
•Increased borrowing costs contributed -16 basis points
•Increased net interest expense on cash flow hedges contributed -2 basis points
•Decreased recognition of purchase accounting accretion contributed -1 basis points
Based on our most recent Asset Liability Management Committee ("ALCO") model, a 100 basis point parallel rate shock is expected to increase net interest income by 2.1% over the subsequent twelve-month period. Market competition for deposits has started to increase and deposit betas are likely to increase going forward, which is factored into our ALCO model. The Company continues to evaluate off-balance sheet hedging strategies as well as embedding rate protection in our asset originations to provide stabilization to net interest income in lower rate environments. We are committed to protecting our quality core deposit franchise and are in regular contact with our customers to proactively address their needs and concerns. Since the onset of the current FOMC tightening cycle that began in the first quarter of 2022, our cumulative interest-bearing non-maturity deposit beta has been 16.0%. Our cycle-to-date total deposit beta has been 11.5% through March 31, 2023. Deposit betas are calculated based on an average federal funds rate of 4.69% during the first quarter of 2023, which is an 87 basis point increase over the fourth quarter of 2022 average federal funds rate of 3.82%.
Noninterest Income
Noninterest income was $31.8 million for the first quarter of 2023, as compared to $29.1 million for the fourth quarter of 2022 and $35.8 million for the first quarter of 2022. Revenues from wealth management fees and payment technology solutions activities represented 63.1% of the Company’s noninterest income for the quarter ended March 31, 2023, providing a balance to spread-based revenue from traditional banking activities.
12 See “Non-GAAP Financial Information” for a reconciliation.

Wealth management fees were $14.8 million for the first quarter of 2023, compared to $13.0 million for the fourth quarter of 2022 and $15.8 million for the first quarter of 2022. The quarter over quarter increase in wealth management fees is attributable to customary seasonality in farm management income as well as improvements in market valuations. The Wealth Management operating segment generated net income of $4.9 million in the first quarter of 2023, compared to $3.9 million in the fourth quarter of 2022, and $5.8 million in the first quarter of 2022. First Busey’s Wealth Management division ended the first quarter of 2023 with $11.21 billion in assets under care, compared to $11.06 billion at the end of the fourth quarter of 2022 and $12.33 billion at the end of the first quarter of 2022. Our portfolio management team continues to produce solid results in the face of very volatile markets as our portfolio management team has outperformed its blended benchmark13 over the last twelve months.
Payment technology solutions revenue from FirsTech was $5.3 million for the first quarter of 2023, compared to $5.0 million for the fourth quarter of 2022 and $5.1 million for the first quarter of 2022. Excluding intracompany eliminations, FirsTech generated revenue of $5.7 million during the first quarter of 2023, compared to $5.4 million in both the fourth quarter of 2022 and the first quarter of 2022. The FirsTech operating segment generated an insignificant amount of net losses in the first quarter of 2023, compared with net losses of $0.5 million in the fourth quarter of 2022 and net income of $0.6 million in the first quarter of 2022. The Company continues to make strategic investments in FirsTech to enhance future growth, including further upgrades to the product and engineering teams to build an application programming interface ("API") cloud-based platform to provide for fully integrated payment capabilities, as well as the continued development of our BaaS platform.
Fees for customer services were $6.8 million for the first quarter of 2023, compared to $7.0 million in the fourth quarter of 2022 and $8.9 million in the first quarter of 2022. Year-over-year declines are attributable primarily to the impact of the Durbin Amendment on interchange revenue and, to a lesser extent, modifications implemented to overdraft and non-sufficient funds fee structures. The impact from the Durbin Amendment reduced fees for customer service by $2.3 million.
Mortgage revenue was $0.3 million in the first quarter of 2023, an increase from $0.2 million in the fourth quarter of 2022 and a decrease from $1.0 million in the first quarter of 2022. Year-over-year declines are attributable primarily to declines in sold-loan volume and gain on sale premiums.
Other noninterest income was $3.6 million in the first quarter of 2023, an increase from $2.8 million in the fourth quarter of 2022 and a decrease from $4.8 million in the first quarter of 2022. Fluctuations between the fourth quarter of 2022 and the first quarter of 2023 were primarily the result of increases in swap origination fee income and venture capital investment values.
Operating Efficiency
Noninterest expense was $70.4 million in the first quarter of 2023 and 2022, compared to $73.7 million in the fourth quarter of 2022. The efficiency ratio14 was 56.93% for the quarter ended March 31, 2023, compared to 58.77% for the quarter ended December 31, 2022, and 62.97% for the quarter ended March 31, 2022. The adjusted core efficiency ratio14 was 55.59% for the quarter ended March 31, 2023, compared to 55.75% for the quarter ended December 31, 2022 and 59.89% for the quarter ended March 31, 2022. The Company remains focused on expense discipline.
Noteworthy components of noninterest expense are as follows:
•Salaries, wages, and employee benefits expenses were $40.3 million in the first quarter of 2023, compared to $41.8 million in the fourth quarter of 2022 and $39.4 million in the first quarter of 2022. Total full-time equivalents numbered 1,473 as of March 31, 2023, compared to 1,497 as of December 31, 2022, and 1,465 as of March 31, 2022. The Company did not record any non-operating expense of for salaries, wages, and employee benefits expenses in the first quarter of 2023, compared to non-operating expenses for salaries, wages, and employee benefits of $2.4 million in the fourth quarter of 2022 and $0.6 million in the first quarter of 2022.

•Data processing expense was $5.6 million in the first quarter of 2023, compared to $5.8 million in the fourth quarter of 2022 and $5.0 million in the first quarter of 2022. The Company did not record any non-operating expense for data processing in the first quarter of 2023 or the fourth quarter of 2022, and recorded $0.2 million of non-operating expense for data processing in the first quarter of 2022.
13 The blended benchmark consists of 60% MSCI All Country World Index and 40% Bloomberg Intermediate US Government/Credit Total Return Index.
14 See “Non-GAAP Financial Information” for a reconciliation.

•Professional fees were $2.1 million in the first quarter of 2023, compared to $1.4 million in the fourth quarter of 2022 and $1.5 million in the first quarter of 2022. The quarter over quarter increase is primarily attributable to legal costs and to audit and accounting fees which generally run higher during the first quarter of each year.

•Amortization expense was $2.7 million in the first quarter of 2023, compared to $2.8 million in the fourth quarter of 2022 and $3.0 million in the first quarter of 2022.

•Other operating expenses were $11.3 million for the first quarter of 2023, compared to $13.7 million in the fourth quarter of 2022 and $12.9 million in the first quarter of 2022. The quarter-over-quarter decrease is attributable to multiple items, including notable decreases in business development and marketing expenses, partially offset by increased FDIC insurance costs.
The Company's effective tax rate for the first quarter of 2023 was 20.6%, which was lower than the combined federal and state statutory rate of approximately 28.0% due to tax exempt interest income, such as municipal bond interest, bank owned life insurance income, and investments in various federal and state tax credits.
Capital Strength
The Company's strong capital levels, coupled with its earnings, have allowed First Busey to provide a steady return to its stockholders through dividends. On April 28, 2023, the Company will pay a cash dividend of $0.24 per common share to stockholders of record as of April 21, 2023. The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.
As of March 31, 2023, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. The Company’s Common Equity Tier 1 ratio is estimated15 to be 12.18% at March 31, 2023, compared to 11.96% at December 31, 2022, and 11.89% at March 31, 2022. Our Total Capital to Risk Weighted Assets ratio is estimated15 to be 16.40% at March 31, 2023, compared to 16.12% at December 31, 2022, and 15.80% at March 31, 2022.
The Company’s tangible common equity16 was $845.3 million at March 31, 2023, compared to $790.5 million at December 31, 2022, and $855.6 million at March 31, 2022. Tangible common equity represented 7.05% of tangible assets at March 31, 2023, compared to 6.60% at December 31, 2022, and 7.01% at March 31, 2022. The Company’s tangible book value per common share16 increased from $14.14 at December 31, 2022, to $15.14 at March 31, 2023. The ratios of tangible common equity to tangible assets16 and tangible book value per common share16 have been impacted by the fair market valuation adjustment of the Company’s securities portfolio as a result of the current rate environment, which is reflected in the accumulated other comprehensive income (loss) ("AOCI") component of shareholder’s equity.
1Q23 Quarterly Earnings Supplement
For additional information on the Company’s financial condition and operating results, please refer to the 1Q23 Quarterly Earnings Supplement presentation furnished via Form 8-K on April 25, 2023, in connection with this earnings release.
15 Capital ratios for the first quarter of 2023 are not yet finalized, and are subject to change.
16 See “Non-GAAP Financial Information” for a reconciliation.

Corporate Profile
As of March 31, 2023, First Busey Corporation (Nasdaq: BUSE) was a $12.34 billion financial holding company headquartered in Champaign, Illinois.
Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, had total assets of $12.31 billion as of March 31, 2023, and is headquartered in Champaign, Illinois. Busey Bank currently has 46 banking centers serving Illinois, eight banking centers serving Missouri, three banking centers serving southwest Florida, and one banking center in Indianapolis, Indiana.
Busey Bank’s wholly-owned subsidiary, FirsTech, is a payments platform specializing in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions. With associates across the United States, FirsTech provides comprehensive and innovative payment technology solutions that enable businesses to connect with their customers in a multitude of ways on a single, highly configurable, secure platform. Fast, secure payment modes include, but are not limited to, text-based payments; electronic payments concentration delivered to Automated Clearing House networks; internet voice recognition ("IVR"); credit cards; in-store payments for customers at retail pay agents; direct debit services; and lockbox remittance processing for customers to make payments by mail. Once these payments are processed through integration with our customers’ financial systems, FirsTech provides its customers with reconciliation and settlement services to ensure payment confirmation. Additionally, FirsTech provides consulting and technology services through its Professional Services Division, assisting clients in identifying and implementing payment technologies to meet their evolving needs. In 2022, FirsTech started a phased launch of its innovative BaaS platform, helping community banks and their commercial customers build modernized payment solutions, which include online payment technologies and automated file transfers. More information about FirsTech can be found at firstechpayments.com.
Through the Company’s Wealth Management division, the Company provides asset management, investment, and fiduciary services to individuals, businesses, and foundations. As of March 31, 2023, assets under care were $11.21 billion.
Busey Bank is honored to be named among America’s Best Banks by Forbes magazine for the second consecutive year. Ranked 26th overall, compared to 52nd in last year's rankings, Busey was once again the top-ranked bank headquartered in Illinois. Additionally, for the first time in 2022, Busey was named a Leading Disability Employer by the National Organization on Disability—this highly selective award is presented only to top performing companies demonstrating positive outcomes in recruiting, hiring, retaining and advancing people with disabilities in their workforce. We are honored to be consistently recognized nationally and locally for our engaged culture of integrity and commitment to community development.
For more information about us, visit busey.com.
Category: Financial
Source: First Busey Corporation
Contacts:
Jeffrey D. Jones, Chief Financial Officer
217-365-4130
Ted Rosinus, EVP Investor Relations & Corporate Development
847-832-0392

Non-GAAP Financial Information
This earnings release contains certain financial information determined by methods other than GAAP. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions, as well as for comparison to the Company’s peers. The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring noninterest items and provide additional perspective on the Company’s performance over time.
A reconciliation to what management believes to be the most directly comparable GAAP financial measures—specifically, net interest income, total noninterest income, net security gains and losses, and total noninterest expense in the case of pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, and adjusted pre-provision net revenue to average assets; net income in the case of adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, return on average tangible common equity, and adjusted return on average tangible common equity; net interest income in the case of adjusted net interest income and adjusted net interest margin; net interest income, total noninterest income, and total noninterest expense in the case of adjusted noninterest expense, adjusted core expense, efficiency ratio, adjusted efficiency ratio, and adjusted core efficiency ratio; total stockholders’ equity in the case of tangible book value per common share; total assets and total stockholders’ equity in the case of tangible common equity and tangible common equity to tangible assets; portfolio loans in the case of core loans and core loans to portfolio loans; total deposits in the case of core deposits and core deposits to total deposits; and portfolio loans and total deposits in the case of core loans to core deposits—appears below.
These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Pre-Provision Net Revenue, Adjusted Pre-Provision Net Revenue, Pre-Provision Net Revenue to Average Assets, and Adjusted Pre-Provision Net Revenue to Average Assets
(dollars in thousands)

		Three Months Ended
		March 31, 2023	December 31, 2022	March 31, 2022
PRE-PROVISION NET REVENUE
Net interest income		$85,857	$91,149	$70,056
Total noninterest income		31,848	29,079	35,772
Net security (gains) losses		616	(191)	614
Total noninterest expense		(70,403)	(73,677)	(70,376)
Pre-provision net revenue		47,918	46,360	36,066
Non-GAAP adjustments:
Acquisition and other restructuring expenses		—	2,442	835
Provision for unfunded commitments		(635)	(464)	1,112
Amortization of New Markets Tax Credits		2,221	1,665	1,341
Adjusted pre-provision net revenue		$49,504	$50,003	$39,354

Pre-provision net revenue, annualized	[a]	$194,334	$183,928	$146,268
Adjusted pre-provision net revenue, annualized	[b]	200,766	198,381	159,602
Average total assets	[c]	12,263,718	12,330,132	12,660,939

Reported: Pre-provision net revenue to average assets[1]	[a÷c]	1.58%	1.49%	1.16%
Adjusted: Pre-provision net revenue to average assets[1]	[b÷c]	1.64%	1.61%	1.26%
___________________________________________
1.Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Return on Average Assets, Average Tangible Common Equity, Return on Average Tangible Common Equity, and Adjusted Return on Average Tangible Common Equity
(dollars in thousands, except per share amounts)

		Three Months Ended
		March 31, 2023	December 31, 2022	March 31, 2022
NET INCOME ADJUSTED FOR NON-OPERATING ITEMS
Net income	[a]	$36,786	$34,387	$28,439
Non-GAAP adjustments:
Acquisition expenses:
Salaries, wages, and employee benefits		—	—	587
Data processing		—	—	214
Professional fees, occupancy, and other		—	16	34
Other restructuring expenses:
Salaries, wages, and employee benefits		—	2,409	—
Loss on leases or fixed asset impairment		—	10	—
Professional fees, occupancy, and other		—	7	—
Related tax benefit		—	(539)	(170)
Adjusted net income	[b]	$36,786	$36,290	$29,104

DILUTED EARNINGS PER SHARE
Diluted average common shares outstanding	[c]	56,179,606	56,177,790	56,194,946

Reported: Diluted earnings per share	[a÷c]	$0.65	$0.61	$0.51
Adjusted: Diluted earnings per share	[b÷c]	$0.65	$0.65	$0.52

RETURN ON AVERAGE ASSETS
Net income, annualized	[d]	$149,188	$136,427	$115,336
Adjusted net income, annualized	[e]	149,188	143,977	118,033
Average total assets	[f]	12,263,718	12,330,132	12,660,939

Reported: Return on average assets[1]	[d÷f]	1.22%	1.11%	0.91%
Adjusted: Return on average assets[1]	[e÷f]	1.22%	1.17%	0.93%

RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Average common equity		$1,170,819	$1,122,547	$1,281,535
Average goodwill and other intangible assets, net		(363,354)	(366,127)	(374,811)
Average tangible common equity	[g]	$807,465	$756,420	$906,724

Reported: Return on average tangible common equity[1]	[d÷g]	18.48%	18.04%	12.72%
Adjusted: Return on average tangible common equity[1]	[e÷g]	18.48%	19.03%	13.02%
___________________________________________
1.Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Net Interest Income and Adjusted Net Interest Margin
(dollars in thousands)

		Three Months Ended
		March 31, 2023	December 31, 2022	March 31, 2022
Net interest income		$85,857	$91,149	$70,056
Non-GAAP adjustments:
Tax-equivalent adjustment		558	564	546
Tax-equivalent net interest income		86,415	91,713	70,602
Purchase accounting accretion related to business combinations		(403)	(546)	(1,159)
Adjusted net interest income		$86,012	$91,167	$69,443

Tax-equivalent net interest income, annualized	[a]	$350,461	$363,861	$286,330
Adjusted net interest income, annualized	[b]	348,826	361,695	281,630
Average interest-earning assets	[c]	11,180,562	11,242,126	11,703,947

Reported: Net interest margin[1]	[a÷c]	3.13%	3.24%	2.45%
Adjusted: Net interest margin[1]	[b÷c]	3.12%	3.22%	2.41%
___________________________________________
1.Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Noninterest Expense Excluding Amortization of Intangible Assets, Adjusted Noninterest Expense,
Adjusted Core Expense, Noninterest Expense Excluding Non-operating Adjustments,
Efficiency Ratio, Adjusted Efficiency Ratio, and Adjusted Core Efficiency Ratio
(dollars in thousands)

		Three Months Ended
		March 31, 2023	December 31, 2022	March 31, 2022
Net interest income		$85,857	$91,149	$70,056
Non-GAAP adjustments:
Tax-equivalent adjustment		558	564	546
Tax-equivalent net interest income		86,415	91,713	70,602

Total noninterest income		31,848	29,079	35,772
Non-GAAP adjustments:
Net security (gains) losses		616	(191)	614
Noninterest income excluding net securities gains and losses		32,464	28,888	36,386

Tax-equivalent revenue	[a]	$118,879	$120,601	$106,988

Total noninterest expense		$70,403	$73,677	$70,376
Non-GAAP adjustments:
Amortization of intangible assets	[b]	(2,729)	(2,795)	(3,011)
Non-interest expense excluding amortization of intangible assets	[c]	67,674	70,882	67,365
Non-operating adjustments:
Salaries, wages, and employee benefits		—	(2,409)	(587)
Data processing		—	—	(214)
Impairment, professional fees, occupancy, and other		—	(33)	(34)
Adjusted noninterest expense	[f]	67,674	68,440	66,530
Provision for unfunded commitments		635	464	(1,112)
Amortization of New Markets Tax Credits		(2,221)	(1,665)	(1,341)
Adjusted core expense	[g]	$66,088	$67,239	$64,077

Noninterest expense, excluding non-operating adjustments	[f-b]	$70,403	$71,235	$69,541

Reported: Efficiency ratio	[c÷a]	56.93%	58.77%	62.97%
Adjusted: Efficiency ratio	[f÷a]	56.93%	56.75%	62.18%
Adjusted: Core efficiency ratio	[g÷a]	55.59%	55.75%	59.89%

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Tangible Book Value and Tangible Book Value Per Common Share
(dollars in thousands, except per share amounts)

		As of
		March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total stockholders' equity		$1,198,558	$1,145,977	$1,106,588	$1,161,957	$1,218,025
Goodwill and other intangible assets, net		(361,567)	(364,296)	(367,091)	(369,962)	(372,913)
Tangible book value	[a]	$836,991	$781,681	$739,497	$791,995	$845,112

Ending number of common shares outstanding	[b]	55,294,455	55,279,124	55,232,434	55,335,703	55,278,785

Tangible book value per common share	[a÷b]	$15.14	$14.14	$13.39	$14.31	$15.29

Tangible Common Equity and Tangible Common Equity to Tangible Assets
(dollars in thousands)

		As of
		March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total assets		$12,344,555	$12,336,677	$12,497,388	$12,356,433	$12,567,509
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(361,567)	(364,296)	(367,091)	(369,962)	(372,913)
Tax effect of other intangible assets[1]		8,335	8,847	9,369	9,905	10,456
Tangible assets	[a]	$11,991,323	$11,981,228	$12,139,666	$11,996,376	$12,205,052

Total stockholders' equity		$1,198,558	$1,145,977	$1,106,588	$1,161,957	$1,218,025
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(361,567)	(364,296)	(367,091)	(369,962)	(372,913)
Tax effect of other intangible assets[1]		8,335	8,847	9,369	9,905	10,456
Tangible common equity	[b]	$845,326	$790,528	$748,866	$801,900	$855,568

Tangible common equity to tangible assets[2]	[b÷a]	7.05%	6.60%	6.17%	6.68%	7.01%
___________________________________________
1.Net of estimated deferred tax liability.
2.Tax-effected measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Core Loans, Core Loans to Portfolio Loans, Core Deposits, Core Deposits to Total Deposits, and Core Loans to Core Deposits
(dollars in thousands)

		As of
		March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Portfolio loans	[a]	$7,783,808	$7,725,702	$7,670,114	$7,497,778	$7,272,873
Non-GAAP adjustments:
PPP loans amortized cost		(750)	(845)	(1,426)	(7,616)	(31,769)
Core loans	[b]	$7,783,058	$7,724,857	$7,668,688	$7,490,162	$7,241,104

Total deposits	[c]	$9,801,169	$10,071,280	$10,601,397	$10,397,228	$10,591,836
Non-GAAP adjustments:
Brokered transaction accounts		(6,005)	(1,303)	(2,006)	(2,002)	(2,002)
Time deposits of $250,000 or more		(200,898)	(120,377)	(103,534)	(117,957)	(139,245)
Core deposits	[d]	$9,594,266	$9,949,600	$10,495,857	$10,277,269	$10,450,589

RATIOS
Core loans to portfolio loans	[b÷a]	99.99%	99.99%	99.98%	99.90%	99.56%
Core deposits to total deposits	[d÷c]	97.89%	98.79%	99.00%	98.85%	98.67%
Core loans to core deposits	[b÷d]	81.12%	77.64%	73.06%	72.88%	69.29%

Special Note Concerning Forward-Looking Statements
Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance, and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations, and assumptions of the Company’s management, and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the Company’s ability to control or predict, could cause actual results to differ materially from those in the Company’s forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national, and international economy (including effects of inflationary pressures and supply chain constraints); (ii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the Coronavirus Disease 2019 pandemic), or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine); (iii) changes in state and federal laws, regulations, and governmental policies concerning the Company’s general business (including changes in response to the recent failures of other banks); (iv) changes in accounting policies and practices; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of the London Interbank Offered Rate phase-out); (vi) increased competition in the financial services sector (including from non-bank competitors such as credit unions and fintech companies) and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or associates; (ix) changes in consumer spending; (x) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of any acquisition and the possibility that transaction costs may be greater than anticipated; (xi) unexpected outcomes of existing or new litigation involving the Company; (xii) fluctuations in the value of securities held in our securities portfolio; (xiii) concentrations within our loan portfolio, large loans to certain borrowers, and large deposits from certain clients; (xiv) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xv) the level of non-performing assets on our balance sheets; (xvi) interruptions involving our information technology and communications systems or third-party servicers; (xvii) breaches or failures of our information security controls or cybersecurity-related incidents; and (xviii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.